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                          CONSENT AND WAIVER AGREEMENT       Exhibit 4(a)
                          Dated as of January 23, 1996


Reference is made to the Note Agreement, dated as of August 1, 1993 (the "Note Agreement"), by and among Midwest Grain Products, Inc. (the "Company") and Principal Mutual Life Insurance Company ("Principal Mutual"). Pursuant to the Note Agreement, the Company issued, and Principal Mutual purchased, senior notes of the Company (collectively, the "Notes") in the aggregate original principal amount of $25,000,000 due 2008. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note Agreement. By their execution of this Consent and Waiver Agreement (the "Agreement") below, the Company and Principal Mutual agree and consent to the following.

     1. CONSENT. Principal Mutual consents to the inclusion of depreciation net of major capital maintenance in the calculation of Net Income Available for Fixed Charges for (and only for) the purpose of computation of the fixed charges coverage ratio of Section 5.10 of the Note Agreement for each fiscal quarter of the Company during the period beginning January 1, 1996 and ending December 31, 1996.

     2. WAIVER. Principal Mutual agrees to waive compliance with Section 5.10 of the Note Agreement for the fiscal quarter of the Company ended December
31, 1995.

     3. CONDITIONS PRECEDENT. The consent in paragraph 1 above and the waiver in paragraph 2 above are expressly subject to and shall be effective only upon the satisfaction of the following conditions.

          3.1 The Company and Principal Mutual shall have executed this Agreement.

          3.2 As of the date of execution hereof by the Company, no Default or Event of Default under the Note Agreement (except for any Default or Event of Default which has been either waived by Principal Mutual or the subject of a previous amendment to the Note Agreement) shall exist or be continuing, after giving effect to the waiver and consent set forth herein.

          3.3 The  representations  and warranties of the Company referred to in
Section 3.1 of the Note Agreement, shall be true and complete in all material respects, as if made on and as of the date hereof (except as to those representations and warranties which are made as of a specific date, which shall be true and complete in all material respects as of such specific date, and except as previously disclosed to Principal Mutual in writing).















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          3.4 The representations of the Company referred to in Section 4 hereof shall be true and complete in all material respects.

     4. REPRESENTATIONS OF THE COMPANY. The Company, by its execution and delivery of this Agreement, hereby represents and warrants to Principal Mutual as follows:

          4.1 As of the date of this Agreement, no Default or Event of Default under the Note Agreement, or under any other agreement to which the Company is subject, exists or is continuing, after giving effect to the amendments and waiver set forth herein.

          4.2 The  representations  and warranties of the Company referred to in
Section 3.1 of the Purchase Agreement are true and correct and complete in all material respects as if made on the date hereof, except as to those representations and warranties made as of a specific date, which are true and correct and materially complete as of such date.

          4.3 No dissolution proceedings with respect to the Company have been commenced or are contemplated, and there had been no material adverse change in the business, conditions or operations (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole since August 1, 1993, except as previously disclosed to Principal Mutual.

          4.4 This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

     5.  MISCELLANEOUS.

         5.1 It is expressly understood and agreed that this Agreement shall not constitute either (a) a modification, alteration or amendment of the terms, conditions, and covenants of the Note Agreement or the Notes, all of which shall remain unchanged and in full force and effect, except as otherwise specifically set forth herein, or (b) a waiver, release or limitation upon the exercise by Principal Mutual of any of the rights, legal or equitable, present or future, thereunder or with respect thereto, except as to matters as to which Principal Mutual herein expressly consents or waives compliance and only for the relevant time period set forth herein. Nothing herein is intended or shall be construed to release or relieve the Company in any way or to any extent from any of the obligations, covenants or agreements imposed upon the Company by the Note Agreement or the Notes or otherwise, or from the consequences of any breach thereof or default or event of default thereunder, except as to matters as to which the undersigned expressly agree herein.













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         5.2 This  Agreement may be executed in as many  counterparts  as may be deemed necessary or convenient and by the different parties hereto on separate counterparts (provided that the Company will execute each counterpart), and each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same agreement.

         5.3 This Agreement shall be deemed effective as of the date hereof, provided that the provisions and the conditions precedent set forth in Section 3 hereof have been completely satisfied.

         5.4 This Agreement (a) shall be binding on the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns, (b) constitutes the entire agreement among the parties hereto with respect to the matters addressed herein, and (c) shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

                                    Agreed and Acknowledged:

                                    PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

                                        S/Clint Woods
                                    By: ________________________
                                         Clint Woods, Counsel


                                        s/C Henderson
                                    By: ________________________
                                        C Henderson

                                    MIDWEST GRAIN PRODUCTS, INC.

                                        /s/ Robert g. Booe
                                    By: ________________________
                                          VP-CFO, 1-25-96


cjh\mwgrain.amd

















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